PERSONAL AND CONFIDENTIAL

[     ], 1997

Special Committee of the Board of Trustees

Security Capital Industrial Trust

14100 East 35th Place

Aurora, Colorado 80011

         RE: PROXY STATEMENT OF SECURITY CAPITAL INDUSTRIAL TRUST

Gentlemen:

  Reference is made to our opinion letter dated [     ], 1997 with respect to
the fairness to Security Capital Industrial Trust (the "Company" or "SCI") and holders of common shares of beneficial interest, $.01 par value per share, of the Company ("SCI Shares") other than Security Capital Group Incorporated ("SCG") of the Aggregate Consideration (as defined in our opinion letter) to be received by the Company and the holders of SCI Shares pursuant to the Merger and Issuance Agreement dated as of March 24, 1997, as amended, by and between SCI and SCG, the form of the Agreement and Plan of Merger by and between SCI and SCG , and the form of the Warrant Issuance Agreement by and between SCI and SCG in the acquisition of Security Capital Industrial Incorporated and SCI Client Services Incorporated, each of which is a wholly-owned subsidiary of SCG.

  The foregoing opinion letter is provided for the information and assistance of the Special Committee of the Board of Trustees of SCI in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Proxy Statement.

  In that regard, we hereby consent to the reference to the opinion of our Firm under "Summary--The Transaction--Fairness Opinion"; "Risk Factors-- Conflicts of Interests in the Transaction"; "The Transaction--Background"; "The Transaction--Recommendations of the Board of Trustees and Reasons for the Transaction--Board of Trustees Recommendations and Reasons"; "The Transaction--Fairness Opinion"; and "The Transaction--The Merger Agreement-- Conditions to the Transaction" and to the inclusion of the foregoing opinion in the above-mentioned Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,